Sub-Item 77M: Mergers

On March 24, 2014, the Mount Lucas U.S. Focused Equity Fund ("Acquiring Fund"), a series of FundVantage Trust (the "Trust"), acquired all of the assets and identified liabilities of the Mount Lucas U.S. Focused Equity Fund ("Acquired Fund"), another registered open-end investment company that is part of the Scotia Institutional Funds, transferring the shares of the Acquired Fund into Class I shares of the Acquiring Fund as noted below, pursuant to an agreement and plan of reorganization approved by the Board of Trustees of the Trust on September 24, 2013 and approved by the shareholders of the Mount Lucas U.S. Focused Equity Fund on March 7, 2014. The reorganization was accomplished by a tax-free exchange of shares.

Acquired Fund          Acquiring Fund       Net Assets       Shares
(series of Scotia       (series of                        Outstanding
Institutional Funds)   FundVantage Trust)

Mount Lucas U.S.       Mount Lucas U.S.      $57,966,637    4,923,325
Focused Equity         Focused Equity
Fund Class I           Fund Class I